SECOND AMENDMENT TO THE DISTRIBUTION AGREEMENT BETWEEN

OLD MUTUAL ADVISOR FUNDS II

AND OLD MUTUAL INVESTMENT PARTNERS DATED JULY 8, 2004

AS AMENDED NOVEMBER 1, 2006

1.	The third WHEREAS clause is hereby amended to state as follows:

WHEREAS, the Company has adopted a Service Plan Pursuant to Rule 12b-1 under the 1940 Act (the "Service Plan") with respect to its Advisor Class and Class R Shares, and adopted Distribution Plans Pursuant to Rule 12b-1 under the 1940 Act with respect to its Class A, Class C, and Class R Shares (the “Distribution Plans”) providing for the distribution of the Shares of the Funds; and

2.	Paragraphs 4(a) and 4(b) are hereby amended to state as follows:

4.	Service Plan and Distribution Payments.

(a)          The Company has adopted a Service Plan pursuant to Rule 12b-1 under the 1940 Act to enable the Advisor Class Shares and Class R Shares of each Fund to directly and indirectly bear certain expenses relating to the distribution of such Shares. Pursuant to such Service Plan, the Company shall pay a service as set forth in the Service Plan. The shareholder servicing fee is intended to compensate the distributor for, among other things, providing or arranging with and paying other to provide to shareholders or the underlying beneficial owners of Advisor Class Shares and Class R Shares: (a) personal support services and (b) account maintenance services. Arranging with and paying others to provide personal services to shareholders of the Advisor Class Shares and Class R Shares and/or the maintenance of Shareholder accounts shall expressly include, but not be limited to, (i) insurance companies or their affiliates who provide similar services to variable and group annuity or variable life insurance contract holders (“Contract Holders”) or their participants; (ii) sponsors of and/or administrators to contribution plans; and (iii) sponsors of and/or administrators to various wrap and asset allocation programs.

(b)          The Company has adopted Distribution Plans pursuant to Rule 12b-1 under the 1940 Act to enable Class A, Class C, and Class R Shares of each Fund to directly and indirectly bear certain expenses relating to the distribution of such shares. Pursuant to the Distribution Plans, the Company shall pay distribution fees as set forth in the Distribution Plans. The distribution fees are intended to compensate the Distributor for, among other things, providing or arranging with and paying others to provide distribution and shareholder services to shareholders of Class A, Class C, and Class R Shares.

OLD MUTUAL ADVISOR FUNDS II		OLD MUTUAL INVESTMENT PARTNERS

By:	/s/ Julian F. Sluyters	By:	/s/ Michael W. Rose

Name:	Julian F. Sluyters	Name:	Michael W. Rose

Title:	President	Title:	President